Exhibit 99.1
Caterpillar Inc.
1Q 2017 Earnings Release

April 25, 2017

FOR IMMEDIATE RELEASE

Caterpillar Reports First-Quarter 2017 Results
Company announces higher year-over-year sales and revenues
for first time in ten quarters

	First Quarter		●	First-quarter sales and revenues up from 2016

($ in billions except profit per share)	2017	2016
Sales and Revenues	$9.822	$9.461	●	Outstanding operational performance in quarter
Profit Per Share	$0.32	$0.46	●	Full-year sales and revenues outlook raised to a range of $38 billion to $41 billion
Profit Per Share (Excluding Restructuring Costs)	$1.28	$0.64	●	Continued uncertainty and economic volatility for remainder of 2017

PEORIA, Ill. - Caterpillar Inc. (NYSE: CAT) today announced first-quarter 2017 sales and revenues of $9.8 billion, compared with $9.5 billion in the first quarter of 2016. First-quarter 2017 profit per share was $0.32, compared with $0.46 per share in the first quarter of 2016. Excluding restructuring costs, first-quarter 2017 profit per share was $1.28, double first-quarter 2016 profit per share excluding restructuring costs of $0.64 per share.
“Our team delivered outstanding operational performance and, for the first time in more than two years, same quarter sales and revenues increased,” said Caterpillar Chief Executive Officer Jim Umpleby. “We’re also benefiting from our significant cost reduction and restructuring actions, which have improved cash flow and further strengthened an already healthy balance sheet. With this momentum, we will continue to focus investment on improving our competitive position by investing in new technologies and improving our productivity to deliver profit growth and shareholder value.”
2017 Outlook
While Caterpillar had strong first-quarter performance and is seeing signs of recovery in several of the industries it serves, geopolitical and market uncertainty along with volatility in commodity prices continue to present risks for the rest of the year.
In January 2017, Caterpillar provided an outlook range for sales and revenues for the full year of $36 billion to $39 billion with a midpoint of $37.5 billion. As a result of a stronger than expected start to the year, the company’s expectations for full-year 2017 sales and revenues have increased. The current sales and revenues outlook is now a range of $38 billion to $41 billion with a midpoint of $39.5 billion.

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For the full year of 2017, Caterpillar expects profit per share of about $2.10 at the midpoint of the sales and revenues outlook range, or about $3.75 per share excluding restructuring costs. The previous outlook for 2017 profit per share was about $2.30 per share at the midpoint of the sales and revenues outlook, or about $2.90 per share excluding restructuring costs.
Restructuring costs expected in 2017 are significantly higher than the prior outlook primarily due to ongoing manufacturing facility consolidations. The company expects to incur about $1.25 billion of restructuring costs in 2017, an increase of $750 million from the prior outlook, as the current outlook now includes restructuring costs for recently announced actions at manufacturing facilities in Gosselies, Belgium, and Aurora, Illinois.
“There are encouraging signs, with promising quoting activity in many of the markets we serve and retail sales to users turning positive for both machines and Energy & Transportation for the first time in several years,” continued Umpleby. “While we are raising the full-year outlook for sales and revenues, there continues to be uncertainty across the globe, potential for volatility in commodity prices, and weakness in key markets.”
The 2017 outlook does not include a mark-to-market gain or loss for remeasurement of pension and OPEB plans.

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Notes:

•	Glossary of terms is included on pages 15-16; first occurrence of terms shown in bold italics.

•	Information on non-GAAP financial measures is included on page 17.

•
Caterpillar will conduct a teleconference and live webcast, with a slide presentation, beginning at 10 a.m. Central Time on Tuesday, April 25, 2017, to discuss its 2017 first-quarter financial results. The accompanying slides will be available before the webcast on the Caterpillar website at http://www.caterpillar.com/investors/events-and-presentations.

About Caterpillar:
For more than 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets. With 2016 sales and revenues of $38.537 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company principally operates through its three product segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect with us on social media, visit caterpillar.com/social-media.

Caterpillar contact: Corrie Scott, 309-675-0425 (Office), 808-351-3865 (Mobile) or Scott_Corrie@cat.com

Forward-Looking Statements

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) commodity price changes, material price increases, fluctuations in demand for our products or significant shortages of material; (iii) government monetary or fiscal policies; (iv) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (v) our ability to develop, produce and market quality products that meet our customers’ needs; (vi) the impact of the highly competitive environment in which we operate on our sales and pricing; (vii) information technology security threats and computer crime; (viii) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions; (ix) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (x) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xi) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xii) union disputes or other employee relations issues; (xiii) adverse effects of unexpected events including natural disasters; (xiv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (xv) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (xvi) our Financial Products segment’s risks associated with the financial services industry; (xvii) changes in interest rates or market liquidity conditions; (xviii) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (xix) currency fluctuations; (xx) our or Cat Financial’s compliance with financial and other restrictive covenants in debt agreements; (xxi) increased pension plan funding obligations; (xxii) alleged or actual violations of trade or anti-corruption laws and regulations; (xxiii) international trade policies and their impact on demand for our products and our competitive position; (xxiv) additional tax expense or exposure; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) new regulations or changes in financial services regulations; (xxvii) compliance with environmental laws and regulations; and (xxviii) other factors described in more detail in Caterpillar’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.

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CONSOLIDATED RESULTS

Consolidated Sales and Revenues
The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the first quarter of 2016 (at left) and the first quarter of 2017 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s board of directors and employees.

Sales and Revenues
Total sales and revenues were $9.822 billion in the first quarter of 2017, an increase of $361 million, or 4 percent, compared with $9.461 billion in the first quarter of 2016. The increase was primarily due to higher sales volume, with the most significant increase in Resource Industries mostly due to higher end-user demand for aftermarket parts. Sales volume for Energy & Transportation increased slightly mostly due to aftermarket parts for reciprocating engines. Construction Industries’ sales volume was about flat. Favorable price realization also contributed to the sales improvement. Financial Products’ segment revenues increased 2 percent primarily due to higher average financing rates.
Sales increased in Asia/Pacific and Latin America and were about flat in EAME and North America. Asia/Pacific sales increased 12 percent primarily due to an increase in construction equipment sales in China resulting from increased infrastructure and residential investment. In addition, higher commodity prices and increased mining production favorably impacted demand for aftermarket parts in Australia. Sales increased 14 percent in Latin America primarily due to stabilizing economic conditions in several countries in the region that resulted in improved end-user demand from low levels. In North America, sales were flat as higher demand for aftermarket parts was offset by lower end-user demand for new equipment and the unfavorable impact of changes in dealer inventories as dealers increased inventories more in the first quarter of 2016 than in the first quarter of 2017. Also, increased demand in North America for oil and gas applications was about offset by lower sales for infrastructure construction equipment.

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Consolidated Operating Profit

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the first quarter of 2016 (at left) and the first quarter of 2017 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s board of directors and employees. The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.

Operating profit for the first quarter of 2017 was $417 million, compared with $494 million in the first quarter of 2016, an unfavorable change of $77 million driven by a significant increase in restructuring costs. Excluding restructuring costs, operating profit improved by $514 million, compared with the first quarter of 2016. The increase was primarily due to higher sales volume, with nearly half of that increase due to a favorable mix of products. Lower period costs, improved variable manufacturing costs and favorable price realization also contributed to the increase in operating profit. About half of the variable manufacturing cost improvement was from lower material costs, and price realization was favorable in Construction Industries.
Period costs were lower primarily due to substantial restructuring and cost reduction actions over the past year. The reductions impacted period manufacturing costs, selling, general and administrative expenses and research and development expenses (R&D), with the most significant reduction in R&D. In addition, stock-based compensation expense was lower, as discussed in Q&A #5. These reductions were partially offset by higher short-term incentive compensation expense.
Restructuring costs of $752 million in the first quarter of 2017 were primarily related to the announced closure of the facility in Gosselies, Belgium. In the first quarter of 2016, restructuring costs were $161 million.

Other Profit/Loss Items

▪
Other income/expense in the first quarter of 2017 was expense of $5 million, compared with zero income/expense in the first quarter of 2016. The unfavorable change was primarily due to the impact from currency translation and hedging gains and losses. Net losses were higher in the first quarter of 2017, compared with the first quarter of 2016.

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▪
The provision for income taxes in the first quarter reflects an estimated annual tax rate of 32 percent, which excludes the discrete items discussed in the following paragraph, compared to 25 percent for the first quarter of 2016. The increase is primarily due to higher non-U.S. restructuring costs in 2017 that are taxed at relatively lower non-U.S. tax rates, along with other changes in the geographic mix of profits from a tax perspective.

In addition, a tax benefit of $17 million was recorded for the settlement of stock-based compensation awards with tax deductions in excess of cumulative U.S. GAAP compensation expense. This benefit was offset by a $15 million increase to prior year taxes related to non-U.S. restructuring costs.
Excluding restructuring costs and discrete items, the 2017 estimated annual tax rate is expected to be 28 percent.

Global Workforce
Caterpillar worldwide, full-time employment was about 95,300 at the end of the first quarter of 2017, compared with about 101,400 at the end of the first quarter of 2016, a decrease of about 6,100 full-time employees. The flexible workforce decreased by about 300 for a total decrease in the global workforce of about 6,400. The decrease was primarily the result of restructuring programs.

	March 31
	2017	2016	Increase / (Decrease)
Full-time employment	95,300	101,400	(6,100)
Flexible workforce	12,600	12,900	(300)
Total	107,900	114,300	(6,400)

Geographic summary
U.S. workforce	46,500	50,500	(4,000)
Non-U.S. workforce	61,400	63,800	(2,400)
Total	107,900	114,300	(6,400)

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SEGMENT RESULTS

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
First Quarter 2017
Construction Industries [1]	$4,091	1%	$1,913	(7)%	$250	8%	$812	(4)%	$1,116	23%
Resource Industries [2]	1,670	15%	598	(1)%	269	—%	416	59%	387	23%
Energy & Transportation [3]	3,356	2%	1,722	10%	275	38%	900	(8)%	459	(13)%
All Other Segments [4]	37	(3)%	8	(47)%	—	(100)%	16	78%	13	—%
Corporate Items and Eliminations	(24)	—	(23)		—		(2)		1
Machinery, Energy & Transportation	$9,130	4%	$4,218	—%	$794	14%	$2,142	2%	$1,976	12%

Financial Products Segment	$760	2%	$486	6%	$83	(5)%	$100	2%	$91	(8)%
Corporate Items and Eliminations	(68)		(38)		(14)		(4)		(12)
Financial Products Revenues	$692	2%	$448	5%	$69	(5)%	$96	2%	$79	(11)%

Consolidated Sales and Revenues	$9,822	4%	$4,666	—%	$863	12%	$2,238	2%	$2,055	11%

First Quarter 2016
Construction Industries [1]	$4,043		$2,058		$231		$847		$907
Resource Industries [2]	1,449		604		268		262		315
Energy & Transportation [3]	3,278		1,566		200		982		530
All Other Segments [4]	38		15		1		9		13
Corporate Items and Eliminations	(28)		(24)		(1)		(2)		(1)
Machinery, Energy & Transportation	$8,780		$4,219		$699		$2,098		$1,764

Financial Products Segment	$743		$459		$87		$98		$99
Corporate Items and Eliminations	(62)		(34)		(14)		(4)		(10)
Financial Products Revenues	$681		$425		$73		$94		$89

Consolidated Sales and Revenues	$9,461		$4,644		$772		$2,192		$1,853

1 Does not include inter-segment sales of $25 million and $8 million in first quarter 2017 and 2016, respectively.
2 Does not include inter-segment sales of $91 million and $71 million in first quarter 2017 and 2016, respectively.
3 Does not include inter-segment sales of $780 million and $632 million in first quarter 2017 and 2016, respectively.
4 Does not include inter-segment sales of $95 million and $92 million in first quarter 2017 and 2016, respectively.

Sales and Revenues by Segment

(Millions of dollars)	First Quarter 2016	Sales Volume	Price Realization	Currency	Other	First Quarter 2017	$ Change	% Change

Construction Industries	$4,043	$(68)	$123	$(7)	$—	$4,091	$48	1%
Resource Industries	1,449	246	(32)	7	—	1,670	221	15%
Energy & Transportation	3,278	93	(1)	(14)	—	3,356	78	2%
All Other Segments	38	(1)	—	—	—	37	(1)	(3)%
Corporate Items and Eliminations	(28)	5	(2)	1	—	(24)	4
Machinery, Energy & Transportation	$8,780	$275	$88	$(13)	$—	$9,130	$350	4%

Financial Products Segment	$743	$—	$—	$—	$17	$760	$17	2%
Corporate Items and Eliminations	(62)	—	—	—	(6)	(68)	(6)
Financial Products Revenues	$681	$—	$—	$—	$11	$692	$11	2%

Consolidated Sales and Revenues	$9,461	$275	$88	$(13)	$11	$9,822	$361	4%

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Operating Profit (Loss) by Segment

(Millions of dollars)	First Quarter 2017	First Quarter 2016	$ Change	% Change
Construction Industries	$635	$440	$195	44%
Resource Industries	158	(96)	254	265%
Energy & Transportation	552	410	142	35%
All Other Segments	(13)	(7)	(6)	(86)%
Corporate Items and Eliminations	(1,030)	(357)	(673)
Machinery, Energy & Transportation	$302	$390	$(88)	23%
Financial Products Segment	$183	$168	$15	9%
Corporate Items and Eliminations	3	(1)	4
Financial Products	$186	$167	$19	11%
Consolidating Adjustments	(71)	(63)	(8)
Consolidated Operating Profit	$417	$494	$(77)	16%

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CONSTRUCTION INDUSTRIES

(Millions of dollars)
Sales Comparison
	First Quarter 2016	Sales Volume	Price Realization	Currency	First Quarter 2017	$ Change	% Change
Sales Comparison [1]	$4,043	($68)	$123	($7)	$4,091	$48	1%

Sales by Geographic Region
	First Quarter 2017	First Quarter 2016	$ Change	% Change
North America	$1,913	$2,058	($145)	(7)%
Latin America	250	231	19	8%
EAME	812	847	(35)	(4)%
Asia/Pacific	1,116	907	209	23%
Total [1]	$4,091	$4,043	$48	1%

Segment Profit
	First Quarter 2017	First Quarter 2016	$ Change	% Change
Segment Profit	$635	$440	$195	44%

1 Does not include inter-segment sales of $25 million and $8 million in first quarter 2017 and 2016, respectively.

Construction Industries’ sales were $4.091 billion in the first quarter of 2017, compared with $4.043 billion in the first quarter of 2016. The increase was due to favorable price realization, partially offset by slightly lower volume.

▪
Although market conditions remain competitive, price realization was favorable due to a particularly weak pricing environment in the first quarter of 2016 and previously announced price increases impacting the first quarter of 2017.

▪
Sales volume declined primarily due to the unfavorable impact of changes in dealer inventories resulting from a more significant increase in dealer inventories in the first quarter of 2016 than in the first quarter of 2017. This was partially offset by higher end-user demand, primarily for equipment in Asia/Pacific.

Sales increased in Asia/Pacific and decreased in North America. Sales were about flat in EAME and Latin America.

▪
Sales in Asia/Pacific were higher as a result of an increase in end-user demand, primarily in China, stemming from increased government support for infrastructure and strong residential investment. This increase was partially offset by an unfavorable impact from changes in dealer inventories, primarily in China, which were about flat in the first quarter of 2016 and decreased in the first quarter of 2017.

▪
In North America, the sales decline was primarily due to an unfavorable impact from changes in dealer inventories and lower end-user demand, partially offset by favorable price realization. End-user demand was lower in part due to lower deliveries into rental fleets in the first quarter of 2017, compared with the first quarter of 2016. Although residential and non-residential building construction activity improved, the company believes demand for new construction equipment has remained low due to end users’ utilization of existing used equipment and weak infrastructure development. The unfavorable impact of changes in dealer inventories resulted from a more significant increase in dealer inventories in the first quarter of 2016 than in the first quarter of 2017.

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Construction Industries’ profit was $635 million in the first quarter of 2017, compared with $440 million in the first quarter of 2016. The increase in profit was primarily due to favorable price realization and lower period costs. The lower period costs were mostly a result of the favorable impact of restructuring and cost reduction actions.

RESOURCE INDUSTRIES

(Millions of dollars)
Sales Comparison
	First Quarter 2016	Sales Volume	Price Realization	Currency	First Quarter 2017	$ Change	% Change
Sales Comparison [1]	$1,449	$246	($32)	$7	$1,670	$221	15%

Sales by Geographic Region
	First Quarter 2017	First Quarter 2016	$ Change	% Change
North America	$598	$604	($6)	(1)%
Latin America	269	268	1	—%
EAME	416	262	154	59%
Asia/Pacific	387	315	72	23%
Total [1]	$1,670	$1,449	$221	15%

Segment Profit (Loss)
	First Quarter 2017	First Quarter 2016	$ Change	% Change
Segment Profit (Loss)	$158	($96)	$254	265%

1 Does not include inter-segment sales of $91 million and $71 million in first quarter 2017 and 2016, respectively.

Resource Industries’ sales were $1.670 billion in the first quarter of 2017, an increase of $221 million, or 15 percent, from the first quarter of 2016. The increase was primarily due to higher sales volume. While sales improved for both new equipment and aftermarket parts, most of the increase was for aftermarket parts, which have increased sequentially in each of the last four quarters. Sales for new equipment were favorably impacted by changes in dealer inventories, which more than offset lower end-user demand. Dealer inventories increased slightly in the first quarter of 2017, compared with a decrease in the first quarter of 2016. Increases in certain commodity prices over the past year, along with continued commodity consumption, have resulted in increased mining production driving the need for maintenance and rebuild activities. The company believes commodity prices need to stabilize at these higher levels to drive stronger activity and longer-term demand for both equipment and aftermarket parts.
Resource Industries’ profit was $158 million in the first quarter of 2017, compared with a loss of $96 million in the first quarter of 2016. The favorable change was due to higher sales volume and lower period costs. Period costs were lower primarily due to the favorable impact of restructuring and cost reduction actions, partially offset by an increase in short-term incentive compensation expense.

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ENERGY & TRANSPORTATION

(Millions of dollars)
Sales Comparison
	First Quarter 2016	Sales Volume	Price Realization	Currency	First Quarter 2017	$ Change	% Change
Sales Comparison [1]	$3,278	$93	($1)	($14)	$3,356	$78	2%

Sales by Geographic Region
	First Quarter 2017	First Quarter 2016	$ Change	% Change
North America	$1,722	$1,566	$156	10%
Latin America	275	200	75	38%
EAME	900	982	(82)	(8)%
Asia/Pacific	459	530	(71)	(13)%
Total [1]	$3,356	$3,278	$78	2%

Segment Profit
	First Quarter 2017	First Quarter 2016	$ Change	% Change
Segment Profit	$552	$410	$142	35%

1 Does not include inter-segment sales of $780 million and $632 million in first quarter 2017 and 2016, respectively.

Energy & Transportation’s sales were $3.356 billion in the first quarter of 2017, compared with $3.278 billion in the first quarter of 2016. The increase was primarily due to higher sales of aftermarket parts for reciprocating engines.

▪
Oil and Gas - The sales increase was primarily in North America, due to higher demand for aftermarket parts as a result of relatively stable oil prices and increasing fleet utilization as well as for reciprocating engines used in gas compression as natural gas pipeline build-out continued. This was partially offset by a decrease in Asia/Pacific primarily due to lower demand for equipment used in drilling and production applications.

▪
Power Generation - Sales decreased in EAME and were about flat in all other regions. The decline in EAME was primarily a result of continued weakness in the Middle East with oil prices continuing to limit investments.

▪	Industrial - Sales were about flat as increases in Asia/Pacific and Latin America were mostly offset by a decrease in EAME, reflecting changes in end-user demand for industrial applications.

▪
Transportation - Sales were about flat with an increase in demand for rail applications mostly offset by a decrease in sales for marine applications. Rail application sales increased primarily for rail services and aftermarket in North America despite continued weakness in the rail industry. The North American rail industry continues to be depressed with a significant number of idle locomotives. Sales declined in marine applications mostly due to lower demand, primarily for work boats and offshore vessels.

Energy & Transportation’s profit was $552 million in the first quarter of 2017, compared with $410 million in the first quarter of 2016. The increase was primarily due to higher sales volume, a favorable impact from cost absorption and improved material costs. Cost absorption was favorable as inventory increased more in the first quarter of 2017 than in the first quarter of 2016. Period costs were about flat as the favorable impact of restructuring and cost reduction actions was about offset by higher short-term incentive compensation expense.

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FINANCIAL PRODUCTS SEGMENT

(Millions of dollars)
Revenues by Geographic Region
	First Quarter 2017	First Quarter 2016	$ Change	% Change
North America	$486	$459	$27	6%
Latin America	83	87	(4)	(5)%
EAME	100	98	2	2%
Asia/Pacific	91	99	(8)	(8)%
Total	$760	$743	$17	2%

Segment Profit
	First Quarter 2017	First Quarter 2016	$ Change	% Change
Segment Profit	$183	$168	$15	9%

Financial Products’ revenues were $760 million in the first quarter of 2017, an increase of $17 million, or 2 percent, from the first quarter of 2016. The increase was primarily due to higher average financing rates in North America, partially offset by lower average earning assets in North America, Latin America and Asia/Pacific and lower average financing rates in Asia/Pacific.
Financial Products’ profit was $183 million in the first quarter of 2017, compared with $168 million in the first quarter of 2016. The increase was primarily due to a decrease in the provision for credit losses at Cat Financial.
At the end of the first quarter of 2017, past dues at Cat Financial were 2.64 percent, compared with 2.78 percent at the end of the first quarter of 2016. Write-offs, net of recoveries, in the first quarter of 2017 were $15 million, or 0.23 percent of the average retail portfolio, compared with $31 million, or 0.47 percent of the average retail portfolio in the first quarter of 2016, and were below historical averages for the first quarter.
As of March 31, 2017, Cat Financial’s allowance for credit losses totaled $346 million, or 1.28 percent of finance receivables, compared with $340 million, or 1.21 percent of finance receivables at March 31, 2016. The allowance for credit losses at year-end 2016 was $343 million, or 1.29 percent of finance receivables.

Corporate Items and Eliminations
Expense for corporate items and eliminations was $1.027 billion in the first quarter of 2017, an increase of $669 million from the first quarter of 2016. Corporate items and eliminations include: restructuring costs; corporate-level expenses; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences for ME&T, as segment profit is reported using annual fixed exchange rates; cost of sales methodology differences as segments use a current cost methodology; and inter-segment eliminations.
Restructuring costs in the first quarter of 2017 were $752 million, $591 million higher than the first quarter of 2016, primarily due to the announced closure of the facility in Gosselies, Belgium. Excluding restructuring costs, expense for corporate items and eliminations was $275 million, an increase of $78 million from the first quarter of 2016, primarily due to timing differences.

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QUESTIONS AND ANSWERS

Q1:	Can you comment on first-quarter restructuring costs and your 2017 outlook for restructuring costs?

A:
During the first quarter of 2017, we incurred $752 million of restructuring costs with approximately $670 million related to our manufacturing facility in Gosselies, Belgium. On March 27, 2017, Caterpillar informed Belgian authorities of the decision to proceed to a collective dismissal, which will lead to the closure of the Gosselies site, impacting about 2,000 employees. Production operations at Gosselies are expected to end by mid-year 2017. The restructuring costs are primarily for severance costs and asset impairment charges.

First-quarter 2017 restructuring costs also include charges related to our decision to move production from the Aurora, Illinois, facility into other U.S. manufacturing facilities by the end of 2018, as well as ongoing manufacturing facility consolidations that have been previously announced. We expect to incur about $1.25 billion of restructuring costs during 2017, with costs for the remainder of the year primarily for these announced restructuring actions.

Q2:	Can you discuss changes in dealer inventories during the first quarter of 2017?

A:
Dealers generally increase inventories in the first quarter in preparation for the spring selling season. Dealer machine and engine inventories increased about $200 million in the first quarter of 2017, compared to an increase of about $300 million in the first quarter of 2016.

Q3:	Can you discuss changes to your order backlog by segment?

A:
At the end of the first quarter of 2017, the order backlog was about $14.8 billion. This represents about a $2.7 billion increase from the end of 2016. The increase was across all segments, but primarily in Energy & Transportation and Construction Industries.

Compared with the first quarter of 2016, the order backlog increased $1.7 billion. The increase was across all segments, primarily in Construction Industries.

Q4:	Can you comment on first-quarter 2017 expense related to your short-term incentive compensation plan? What is included in your 2017 outlook?

A:
Short-term incentive compensation expense is directly related to financial and operational performance, measured against targets set annually. First-quarter 2017 expense was about $235 million, compared with first-quarter 2016 expense of about $120 million.

For 2017, our current outlook includes short-term incentive compensation expense of about $950 million, up from $750 million in our previous outlook. Short-term incentive compensation expense was about $250 million in 2016, significantly below targeted levels.
Q5: Why did your stock-based compensation expense decrease in the first quarter of 2017 compared with the first quarter of 2016?

A:
The decrease of $52 million was primarily related to timing. In 2017, we changed the vesting policy for the annual equity award to require six months of continuous employment prior to separation for participants who meet certain criteria (generally, 55 years of age or older and at least five years of service with the company) rather than to permit immediate vesting upon separation. Stock-based compensation expense for these individuals is now recognized over a six-month period, rather than in the first quarter. This change will not impact stock-based compensation expense for the year but does impact the quarterly expense pattern.

Q6:	Can you comment on your balance sheet and cash priorities?

A:
The ME&T debt-to-capital ratio was 41.7 percent at the end of the first quarter of 2017, compared with 41.0 percent at the end of 2016. Our cash and liquidity positions remain strong with an enterprise cash balance of $9.472 billion as of March 31, 2017. ME&T operating cash flow for the first quarter of 2017 was $1.524 billion

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compared with $219 million in the first quarter of 2016. The increase was primarily due to higher profit excluding restructuring costs in the first quarter of 2017, compared with the first quarter of 2016. First-quarter 2017 restructuring costs were primarily for severance costs that have not yet been paid and for non-cash impairment charges. In addition, there were lower severance and short-term incentive compensation payments in the first quarter of 2017 versus the first quarter of 2016.
Although our short-term priorities for the use of cash may vary from time to time as business needs and conditions dictate, our long-term cash deployment strategy remains unchanged: maintain a strong financial position in support of our credit rating, provide capital to support growth, appropriately fund employee benefit plans, pay dividends and repurchase common stock.

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GLOSSARY OF TERMS

1.
All Other Segments - Primarily includes activities such as: the business strategy, product management and development, and manufacturing of filters and fluids, undercarriage, tires and rims, ground engaging tools, fluid transfer products, precision seals, and rubber sealing and connecting components primarily for Cat® products; parts distribution; distribution services responsible for dealer development and administration including a wholly owned dealer in Japan, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; digital investments for new customer and dealer solutions that integrate data analytics with state-of-the art digital technologies while transforming the buying experience.

2.	Consolidating Adjustments - Elimination of transactions between Machinery, Energy & Transportation and Financial Products.

3.
Construction Industries - A segment primarily responsible for supporting customers using machinery in infrastructure, forestry and building construction applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, telehandlers, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, compact track loaders, medium track-type tractors, track-type loaders, motor graders, pipelayers, forestry and paving products and related parts.

4.
Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impact on sales and operating profit for the Machinery, Energy & Transportation lines of business only excluding restructuring costs; currency impacts on Financial Products’ revenues and operating profit are included in the Financial Products’ portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates (hedging) and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results (translation).

5.
Debt-to-Capital Ratio - A key measure of Machinery, Energy & Transportation’s financial strength used by management. The metric is defined as Machinery, Energy & Transportation’s short-term borrowings, long-term debt due within one year and long-term debt due after one year (debt) divided by the sum of Machinery, Energy & Transportation’s debt and shareholders’ equity. Debt also includes Machinery, Energy & Transportation’s long-term borrowings from Financial Products.

6.	EAME - A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

7.	Earning Assets - Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

8.
Energy & Transportation - A segment primarily responsible for supporting customers using reciprocating engines, turbines, diesel-electric locomotives and related parts across industries serving power generation, industrial, oil and gas and transportation applications, including marine and rail-related businesses. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support of turbines and turbine-related services, reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and oil and gas industries; reciprocating engines supplied to the industrial industry as well as Cat machinery; the remanufacturing of Cat engines and components and remanufacturing services for other companies; the business strategy, product design, product management and development, manufacturing, remanufacturing, leasing and service of diesel-electric locomotives and components and other rail-related products and services and product support of on-highway vocational trucks for North America.

9.
Financial Products Segment - Provides financing alternatives to customers and dealers around the world for Caterpillar products, as well as financing for vehicles, power generation facilities and marine vessels that, in most cases, incorporate Caterpillar products. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides insurance and risk management products and services that help customers and dealers manage their business risk. Insurance and risk management products offered include physical damage insurance, inventory protection plans, extended service coverage for machines and engines, and dealer property and casualty insurance. The various forms of financing, insurance and risk management products offered to customers and dealers help support the purchase and lease of our equipment. Financial Products segment profit is determined on a pretax basis and includes other income/expense items.

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10.	Latin America - A geographic region including Central and South American countries and Mexico.

11.
Machinery, Energy & Transportation (ME&T) - Represents the aggregate total of Construction Industries, Resource Industries, Energy & Transportation and All Other Segments and related corporate items and eliminations.

12.
Machinery, Energy & Transportation Other Operating (Income) Expenses - Comprised primarily of gains/losses on disposal of long-lived assets, gains/losses on divestitures and legal settlements and accruals. Restructuring costs classified as other operating expenses on the Results of Operations are presented separately on the Operating Profit Comparison.

13.	Pension and other postemployment benefit (OPEB) - The company’s defined benefit pension and postretirement benefit plans.

14.
Period Costs - Includes period manufacturing costs, ME&T selling, general and administrative (SG&A) and research and development (R&D) expenses excluding the impact of currency and exit-related costs that are included in restructuring costs (see definition below). Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management. SG&A and R&D costs are not linked to the production of goods or services and include marketing, legal and finance services and the development of new and significant improvements in products or processes.

15.
Price Realization - The impact of net price changes excluding currency and new product introductions. Price realization includes geographic mix of sales, which is the impact of changes in the relative weighting of sales prices between geographic regions.

16.
Resource Industries - A segment primarily responsible for supporting customers using machinery in mining, quarry, waste, and material handling applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes large track-type tractors, large mining trucks, hard rock vehicles, longwall miners, electric rope shovels, draglines, hydraulic shovels, track and rotary drills, highwall miners, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, landfill compactors, soil compactors, material handlers, continuous miners, scoops and haulers, hardrock continuous mining systems, select work tools, machinery components, electronics and control systems and related parts. In addition to equipment, Resource Industries also develops and sells technology products and services to provide customers fleet management, equipment management analytics and autonomous machine capabilities. Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development.

17.
Restructuring Costs - Primarily costs for employee separation costs, long-lived asset impairments and contract terminations. These costs are included in Other Operating (Income) Expenses. Restructuring costs also include other exit-related costs primarily for accelerated depreciation, inventory write-downs and equipment relocation (primarily included in Cost of goods sold) and sales discounts and payments to dealers and customers related to discontinued products (included in Sales of ME&T).

18.
Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation as well as the incremental revenue impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery, Energy & Transportation sales with respect to total sales. The impact of sales volume on segment profit includes intersegment sales.

19.
Variable Manufacturing Costs - Represents volume-adjusted costs excluding the impact of currency and restructuring costs (see definition above). Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.

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NON-GAAP FINANCIAL MEASURES
The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission. The non-GAAP financial measures Caterpillar uses have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend these items to be considered in isolation or substituted for the related GAAP measure.
Profit Per Share Excluding Restructuring Costs
The company incurred restructuring costs in 2016 and in the first quarter of 2017 and expects to incur additional restructuring costs during the remainder of 2017. The company believes it is important to separately quantify the profit per share impact of restructuring costs in order for Caterpillar’s results and outlook to be meaningful to readers as these costs are incurred in the current year to generate longer-term benefits.
Reconciliations of profit per share excluding restructuring costs to the most directly comparable GAAP measure, diluted profit per share, are as follows:

	First Quarter		2017 Outlook
	2016	2017	Previous [1]	Current [2]
Profit per share	$0.46	$0.32	$2.30	$2.10
Per share restructuring costs [3]	$0.18	$0.96	$0.60	$1.65
Profit per share excluding restructuring costs	$0.64	$1.28	$2.90	$3.75

[1] 2017 Sales and Revenues Outlook in a range of $36-$39 billion (as of January 26, 2017). Profit per share at midpoint.
[2] 2017 Sales and Revenues Outlook in a range of $38-$41 billion. Profit per share at midpoint.
3 At estimated annual tax rate based on full-year outlook for per share restructuring costs at statutory tax rates. First-quarter 2017 and Current 2017 Outlook at estimated annual tax rate of 22 percent plus a $15 million increase to prior year taxes related to non-U.S. restructuring costs. First-quarter 2017 also includes a favorable interim adjustment of $0.06 per share resulting from the difference in the estimated annual tax rate for consolidated reporting of 32 percent and the estimated annual tax rate for profit per share excluding restructuring costs and discrete items of 28 percent.

Machinery, Energy & Transportation
Caterpillar defines Machinery, Energy & Transportation as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery, Energy & Transportation information relates to the design, manufacture and marketing of Caterpillar products. Financial Products’ information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. The company also believes this presentation will assist readers in understanding Caterpillar’s business. Pages 18-24 reconcile Machinery, Energy & Transportation with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.
Caterpillar's latest financial results and outlook are also available via:
Telephone:    800-228-7717 (Inside the United States and Canada)
858-764-9492 (Outside the United States and Canada)
Internet:
http://www.caterpillar.com/en/investors.html
http://www.caterpillar.com/en/investors/quarterly-results.html (live broadcast/replays of quarterly conference call)

Caterpillar contact: Corrie Scott, 309-675-0425 (Office), 808-351-3865 (Mobile) or Scott_Corrie@cat.com

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Caterpillar Inc.
Condensed Consolidated Statement of Results of Operations
(Unaudited)
(Dollars in millions except per share data)

	Three Months Ended March 31,
	2017	2016
Sales and revenues:
Sales of Machinery, Energy & Transportation	$9,130	$8,780
Revenues of Financial Products	692	681
Total sales and revenues	9,822	9,461

Operating costs:
Cost of goods sold	6,758	6,822
Selling, general and administrative expenses	1,045	1,088
Research and development expenses	418	508
Interest expense of Financial Products	159	152
Other operating (income) expenses	1,025	397
Total operating costs	9,405	8,967

Operating profit	417	494

Interest expense excluding Financial Products	123	129
Other income (expense)	(5)	—

Consolidated profit before taxes	289	365

Provision (benefit) for income taxes	90	92
Profit of consolidated companies	199	273

Equity in profit (loss) of unconsolidated affiliated companies	(5)	(1)

Profit of consolidated and affiliated companies	194	272

Less: Profit (loss) attributable to noncontrolling interests	2	1

Profit [1]	$192	$271

Profit per common share	$0.33	$0.46
Profit per common share — diluted [2]	$0.32	$0.46

Weighted-average common shares outstanding (millions)
– Basic	587.5	582.8
– Diluted [2]	593.2	587.7

Cash dividends declared per common share	$—	$—

[1]	Profit attributable to common shareholders.
[2]	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

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Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and short-term investments	$9,472	$7,168
Receivables – trade and other	6,533	5,981
Receivables – finance	8,684	8,522
Prepaid expenses and other current assets	1,777	1,682
Inventories	9,082	8,614
Total current assets	35,548	31,967
Property, plant and equipment – net	14,727	15,322
Long-term receivables – trade and other	944	1,029
Long-term receivables – finance	13,426	13,556
Noncurrent deferred and refundable income taxes	2,940	2,790
Intangible assets	2,287	2,349
Goodwill	6,051	6,020
Other assets	1,626	1,671
Total assets	$77,549	$74,704

Liabilities
Current liabilities:
Short-term borrowings:
Machinery, Energy & Transportation	$436	$209
Financial Products	7,385	7,094
Accounts payable	5,302	4,614
Accrued expenses	3,086	3,003
Accrued wages, salaries and employee benefits	1,666	1,296
Customer advances	1,383	1,167
Dividends payable	—	452
Other current liabilities	1,641	1,635
Long-term debt due within one year:
Machinery, Energy & Transportation	505	507
Financial Products	6,231	6,155
Total current liabilities	27,635	26,132
Long-term debt due after one year:
Machinery, Energy & Transportation	8,804	8,436
Financial Products	14,921	14,382
Liability for postemployment benefits	9,291	9,357
Other liabilities	3,238	3,184
Total liabilities	63,889	61,491

Shareholders’ equity
Common stock	5,222	5,277
Treasury stock	(17,391)	(17,478)
Profit employed in the business	27,584	27,377
Accumulated other comprehensive income (loss)	(1,827)	(2,039)
Noncontrolling interests	72	76
Total shareholders’ equity	13,660	13,213
Total liabilities and shareholders’ equity	$77,549	$74,704

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Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)

	Three Months Ended March 31,
	2017	2016
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$194	$272
Adjustments for non-cash items:
Depreciation and amortization	710	740
Other	301	269
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables – trade and other	(353)	14
Inventories	(444)	(74)
Accounts payable	732	211
Accrued expenses	132	33
Accrued wages, salaries and employee benefits	360	(852)
Customer advances	193	174
Other assets – net	(261)	(145)
Other liabilities – net	(23)	(152)
Net cash provided by (used for) operating activities	1,541	490
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(204)	(357)
Expenditures for equipment leased to others	(305)	(383)
Proceeds from disposals of leased assets and property, plant and equipment	234	173
Additions to finance receivables	(2,122)	(2,014)
Collections of finance receivables	2,272	2,047
Proceeds from sale of finance receivables	17	10
Investments and acquisitions (net of cash acquired)	(18)	(12)
Proceeds from sale of securities	89	49
Investments in securities	(65)	(62)
Other – net	(23)	(23)
Net cash provided by (used for) investing activities	(125)	(572)
Cash flow from financing activities:
Dividends paid	(452)	(448)
Distribution to noncontrolling interests	(6)	(1)
Common stock issued, including treasury shares reissued	(19)	(45)
Proceeds from debt issued (original maturities greater than three months)	2,715	1,211
Payments on debt (original maturities greater than three months)	(1,977)	(1,706)
Short-term borrowings – net (original maturities three months or less)	618	486
Net cash provided by (used for) financing activities	879	(503)
Effect of exchange rate changes on cash	9	11
Increase (decrease) in cash and short-term investments	2,304	(574)
Cash and short-term investments at beginning of period	7,168	6,460
Cash and short-term investments at end of period	$9,472	$5,886

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended March 31, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$9,130	$9,130	$—	$—
Revenues of Financial Products	692	—	777	(85)	[2]
Total sales and revenues	9,822	9,130	777	(85)

Operating costs:
Cost of goods sold	6,758	6,758	—	—
Selling, general and administrative expenses	1,045	924	126	(5)	[3]
Research and development expenses	418	418	—	—
Interest expense of Financial Products	159	—	163	(4)	[4]
Other operating (income) expenses	1,025	728	302	(5)	[3]
Total operating costs	9,405	8,828	591	(14)

Operating profit	417	302	186	(71)

Interest expense excluding Financial Products	123	144	—	(21)	[4]
Other income (expense)	(5)	(53)	(2)	50	[5]

Consolidated profit before taxes	289	105	184	—

Provision (benefit) for income taxes	90	34	56	—
Profit of consolidated companies	199	71	128	—

Equity in profit (loss) of unconsolidated affiliated companies	(5)	(5)	—	—
Equity in profit of Financial Products’ subsidiaries	—	126	—	(126)	[6]

Profit of consolidated and affiliated companies	194	192	128	(126)

Less: Profit (loss) attributable to noncontrolling interests	2	—	2	—

Profit [7]	$192	$192	$126	$(126)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended March 31, 2016
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$8,780	$8,780	$—	$—
Revenues of Financial Products	681	—	759	(78)	[2]
Total sales and revenues	9,461	8,780	759	(78)

Operating costs:
Cost of goods sold	6,822	6,822	—	—
Selling, general and administrative expenses	1,088	955	139	(6)	[3]
Research and development expenses	508	508	—	—
Interest expense of Financial Products	152	—	155	(3)	[4]
Other operating (income) expenses	397	105	298	(6)	[3]
Total operating costs	8,967	8,390	592	(15)

Operating profit	494	390	167	(63)

Interest expense excluding Financial Products	129	140	—	(11)	[4]
Other income (expense)	—	(52)	—	52	[5]

Consolidated profit before taxes	365	198	167	—

Provision (benefit) for income taxes	92	40	52	—
Profit of consolidated companies	273	158	115	—

Equity in profit (loss) of unconsolidated affiliated companies	(1)	(1)	—	—
Equity in profit of Financial Products’ subsidiaries	—	114	—	(114)	[6]

Profit of consolidated and affiliated companies	272	271	115	(114)

Less: Profit (loss) attributable to noncontrolling interests	1	—	1	—

Profit [7]	$271	$271	$114	$(114)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Cash Flow
For the Three Months Ended March 31, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$194	$192	$128	$(126)	[2]
Adjustments for non-cash items:
Depreciation and amortization	710	491	219	—
Undistributed profit of Financial Products	—	(126)	—	126	[3]
Other	301	302	(48)	47	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(353)	(8)	52	(397)	[4,5]
Inventories	(444)	(444)	—	—
Accounts payable	732	734	6	(8)	[4]
Accrued expenses	132	130	2	—
Accrued wages, salaries and employee benefits	360	364	(4)	—
Customer advances	193	193	—	—
Other assets – net	(261)	(196)	(25)	(40)	[4]
Other liabilities – net	(23)	(108)	45	40	[4]
Net cash provided by (used for) operating activities	1,541	1,524	375	(358)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(204)	(203)	(1)	—
Expenditures for equipment leased to others	(305)	(6)	(302)	3	[4]
Proceeds from disposals of leased assets and property, plant and equipment	234	41	194	(1)	[4]
Additions to finance receivables	(2,122)	—	(2,535)	413	[5]
Collections of finance receivables	2,272	—	2,788	(516)	[5]
Net intercompany purchased receivables	—	—	(459)	459	[5]
Proceeds from sale of finance receivables	17	—	17	—
Net intercompany borrowings	—	50	(1,500)	1,450	[6]
Investments and acquisitions (net of cash acquired)	(18)	(18)	—	—
Proceeds from sale of securities	89	6	83	—
Investments in securities	(65)	(2)	(63)	—
Other – net	(23)	(34)	11	—
Net cash provided by (used for) investing activities	(125)	(166)	(1,767)	1,808
Cash flow from financing activities:
Dividends paid	(452)	(452)	—	—
Distribution to noncontrolling interests	(6)	(6)	—	—
Common stock issued, including treasury shares reissued	(19)	(19)	—	—
Net intercompany borrowings	—	1,500	(50)	(1,450)	[6]
Proceeds from debt issued (original maturities greater than three months)	2,715	360	2,355	—
Payments on debt (original maturities greater than three months)	(1,977)	(4)	(1,973)	—
Short-term borrowings – net (original maturities three months or less)	618	226	392	—
Net cash provided by (used for) financing activities	879	1,605	724	(1,450)
Effect of exchange rate changes on cash	9	3	6	—
Increase (decrease) in cash and short-term investments	2,304	2,966	(662)	—
Cash and short-term investments at beginning of period	7,168	5,257	1,911	—
Cash and short-term investments at end of period	$9,472	$8,223	$1,249	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.

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Caterpillar Inc.
Supplemental Data for Cash Flow
For the Three Months Ended March 31, 2016
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$272	$271	$115	$(114)	[2]
Adjustments for non-cash items:
Depreciation and amortization	740	525	215	—
Undistributed profit of Financial Products	—	(107)	—	107	[3]
Other	269	204	16	49	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	14	41	20	(47)	[4,5]
Inventories	(74)	(74)	—	—
Accounts payable	211	288	2	(79)	[4]
Accrued expenses	33	34	(1)	—
Accrued wages, salaries and employee benefits	(852)	(831)	(21)	—
Customer advances	174	174	—	—
Other assets – net	(145)	(118)	17	(44)	[4]
Other liabilities – net	(152)	(188)	(8)	44	[4]
Net cash provided by (used for) operating activities	490	219	355	(84)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(357)	(356)	(1)	—
Expenditures for equipment leased to others	(383)	(23)	(369)	9	[4]
Proceeds from disposals of leased assets and property, plant and equipment	173	21	159	(7)	[4]
Additions to finance receivables	(2,014)	—	(2,662)	648	[5]
Collections of finance receivables	2,047	—	2,849	(802)	[5]
Net intercompany purchased receivables	—	—	(229)	229	[5]
Proceeds from sale of finance receivables	10	—	10	—
Net intercompany borrowings	—	(927)	(1,000)	1,927	[6]
Investments and acquisitions (net of cash acquired)	(12)	(12)	—	—
Proceeds from sale of securities	49	4	45	—
Investments in securities	(62)	(5)	(57)	—
Other – net	(23)	(23)	(7)	7	[8]
Net cash provided by (used for) investing activities	(572)	(1,321)	(1,262)	2,011
Cash flow from financing activities:
Dividends paid	(448)	(448)	(7)	7	[7]
Distribution to noncontrolling interests	(1)	(1)	—	—
Common stock issued, including treasury shares reissued	(45)	(45)	7	(7)	[8]
Net intercompany borrowings	—	1,000	927	(1,927)	[6]
Proceeds from debt issued (original maturities greater than three months)	1,211	1	1,210	—
Payments on debt (original maturities greater than three months)	(1,706)	(3)	(1,703)	—
Short-term borrowings – net (original maturities three months or less)	486	4	482	—
Net cash provided by (used for) financing activities	(503)	508	916	(1,927)
Effect of exchange rate changes on cash	11	(2)	13	—
Increase (decrease) in cash and short-term investments	(574)	(596)	22	—
Cash and short-term investments at beginning of period	6,460	5,340	1,120	—
Cash and short-term investments at end of period	$5,886	$4,744	$1,142	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.
[7]	Elimination of dividend from Financial Products to Machinery, Energy & Transportation.
[8]	Elimination of change in investment and common stock related to Financial Products.